INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made this 1st day of March, 2019, by and among Cliffwater Corporate Lending Fund, a Delaware statutory trust (the “Fund”), Cliffwater LLC, a Delaware limited liability company (the “Investment Manager”), and Audax Management Company (NY), LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has entered into an investment management agreement (the “Investment Management Agreement”) dated March 1, 2019 with the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Fund (the “Board”, and each Board member individually a “Trustee”, and together, the “Trustees”) and the Investment Manager desire to retain the Sub-Adviser to render investment advisory and other services to a portion of the assets of the Fund allocated to the Sub-Adviser, in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain sub-advisers; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Manager and the Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Investment Manager, and the Sub-Adviser agree as follows:

1.           APPOINTMENT OF THE SUB-ADVISER.

The Investment Manager hereby appoints the Sub-Adviser to act as an investment adviser for the Fund with respect to the portion of the assets of the Fund allocated to, and invested and managed by, the Sub-Adviser (the “Allocated Portion”), subject to the supervision and oversight of the Investment Manager and the Board, and in accordance with the terms and conditions of this Agreement.  The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or the Investment Manager except as expressly authorized in this Agreement or another writing by the Fund, the Investment Manager and the Sub-Adviser.

2.           ACCEPTANCE OF APPOINTMENT.

The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Manager in writing) (the “Custodian”).  The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund. The Sub-Adviser will not be liable for any loss resulting from any act or omission of the Custodian; provided, however, the Sub-Adviser may be held liable for providing written instructions to the Custodian, in each case solely to the extent (x) specified Section 14 of this Agreement and (y) the Custodian engaged in acts or omissions in reasonable reliance on such written instructions of the Sub-Adviser.

3.           DELIVERY OF DOCUMENTS.

a.	The Fund has furnished or will furnish to the Sub-Adviser copies of each of the following documents:

i.	the Agreement and Declaration of Trust of the Fund as in effect on the date hereof;

ii.	the By-Laws of the Fund in effect on the date hereof;

iii.	the resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser for the Allocated Portion and approving the form of this Agreement;

iv.	the Code of Ethics (as defined below) of the Fund as currently in effect; and

v.	current copies of the Fund’s Prospectus and Statement of Additional Information.

The Fund shall furnish the Sub-Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

b.	The Sub-Adviser has furnished or will furnish the Fund and the Investment Manager with copies of each of the following documents:

i.	the Sub-Adviser’s most recent Form ADV;

ii.	upon reasonable request of the Investment Manager or the Fund, the Sub-Adviser’s most recent balance sheet or, at the option of the Sub-Adviser, such other information that adequately informs the Board of the financial condition of the Sub-Adviser;

iii.	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the Custodian and accounting agent of the Fund’s assets;

iv.	the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

v.	the Sub-Adviser’s proxy voting policies as currently in effect;

vi.	the Sub-Adviser’s pricing and valuation procedures as currently in effect;

vii.	any exemptive order granted to the Sub-Adviser by the Securities and Exchange Commission (the “SEC”) or any other regulatory body that will be relied upon by the Sub-Adviser in connection with its services to the Fund; and

viii.	complete and accurate copies of any compliance manuals, trading reports and such other management or operational documents as the Investment Manager may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall use commercially reasonable efforts to furnish the Fund and the Investment Manager from time to time with copies of all amendments of or supplements to the Sub-Adviser’s pricing and valuation procedures prior to such amendments or supplements becoming effective. With respect to the other documents requested above, the Sub-Adviser shall use commercially reasonable efforts to furnish the Fund and the Investment Manager from time to time with copies of all material amendments of or material supplements to the foregoing, if any, within thirty (30) days of the time such materials became available to the Sub-Adviser.

Additionally, the Sub-Adviser shall provide to the Fund and the Investment Manager such other documents relating to its services under this Agreement as the Fund or the Investment Manager may reasonably request on a periodic basis.

4.           SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND.

As an investment adviser to the Fund, the Sub-Adviser shall, subject to the supervision and oversight of the Board and the Investment Manager, manage the investment and reinvestment of the Allocated Portion.

As part of the services it will provide hereunder, the Sub-Adviser will:

a.	advise the Investment Manager and the Fund in connection with investment policy decisions to be made by it regarding the Fund and, upon reasonable request, furnish the Investment Manager and the Fund with such research, economic and statistical data in connection with the Fund’s investments and investment policies as the Sub-Adviser has relied upon in connection with its advice; in this regard, the Sub-Adviser shall, with respect to the Allocated Portion, determine in its discretion the securities, cash, and other financial instruments to be purchased, retained or sold for the Allocated Portion within the parameters of the investment objective, policies, restrictions and guidelines applicable to the Allocated Portion as provided in advance and in writing by the Adviser to the Sub-Adviser, as amended in writing from time to time by the Adviser and acknowledged by the Sub-Adviser (the “Investment Guidelines”), provided that no material changes to the Sub-Adviser’s investment strategy employed for the Allocated Portion may be imposed without the Sub-Adviser’s consent;

b.	formulate and implement a continuous investment program for the Allocated Portion as set forth in the Fund’s Prospectus and Statement of Additional Information;

c.	take whatever steps are commercially reasonable to implement the investment program for the Allocated Portion by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Fund as necessary for the appropriate implementation of the investment program of the Allocated Portion;

d.	keep the Trustees of the Fund and the Investment Manager reasonably informed in writing on an ongoing basis in a form agreed by the Investment Manager and the Sub-Adviser as to (i) material facts concerning the investment and reinvestment of the Allocated Portion and (ii) the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Manager or the Trustees of the Fund; and attend meetings with the Investment Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

e.	subject to the Board’s ultimate authority to determine the valuation of the Fund’s assets and in accordance with procedures and methods established by the Trustees of the Fund, which may be amended from time to time, report calculations of the fair value of all securities and other investments/assets within the Allocated Portion and provide all reasonably necessary assistance and information to the Investment Manager and the Board to allow the Investment Manager and the Board to oversee and review (i) the valuation methodologies used by the Sub-Adviser and its valuation agents and (ii) the historical accuracy of the valuations determined by the Sub-Adviser;

f.	to the extent reasonably requested by the Fund or the Investment Manager, use its commercially reasonable efforts to assist the Chief Compliance Officer of the Fund in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Fund or the Investment Manager with (i) current copies of the compliance manual of the Sub-Adviser in effect from time to time (including reasonably prompt notice of any material changes thereto), (ii) reports of any material violations of the Sub-Adviser’s compliance policies and procedures that occurred in connection with the provision of services to the Fund (which will include, without limitation, any violation of the Sub-Adviser’s Code of Ethics (defined below), whether or not material, by any “access person” as defined in such Code of Ethics that is providing services to the Fund), (iii) a summary of the Sub Adviser’s annual compliance report, in a form determined by the Sub-Adviser, in its sole discretion, (iv) a summary, in a form determined in the Sub-Adviser’s sole discretion, of any correspondence between the Sub-Adviser and a regulatory agency in connection with examinations or proceedings, to the extent the Sub-Adviser determines that such examinations or proceedings relate to the Fund and (v) a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1) with respect to the services the Sub-Adviser provides to the Fund;

g.	use commercially reasonable efforts to comply in all material respects with all reasonable procedures and policies adopted by the Board in connection with the Fund in compliance with applicable law, including without limitation, Rules 10f-3, 12d3-1, 17a-7, 17e-1, 17j-1, and 23c-3 under the 1940 Act, and the Pricing and Valuation Procedures (together, “Fund Procedures”) provided to the Sub-Adviser by the Investment Manager or the Fund and notify (except to the extent the Sub-Adviser is advised by legal counsel with the requisite experience in the applicable area) the Investment Manager as soon as reasonably practicable upon (i) detection of any breach of such Fund Procedures which would be reasonably expected to have a material adverse effect on the Fund or (ii) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser;

h.	maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Investment Manager and the Fund, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in as such term is defined in Rule 17j-1, from violating its Code of Ethics;

i.	complete promptly and return to the Fund’s Chief Compliance Officer, Investment Manager or the Fund any reasonable compliance questionnaires or other reasonable inquiries submitted to the Sub-Adviser in writing;

j.	furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purpose of approving this Agreement, the renewal thereof or any amendment hereto;

k.	maintain all accounts, books and records with respect to the Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and the Fund Procedures;

l.	use commercially reasonable efforts to cooperate with and provide reasonable assistance to the Investment Manager, the Fund’s administrator, the Custodian and foreign custodians, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Investment Manager; provide reasonably prompt responses to reasonable requests made by such persons; and maintain any appropriate interfaces with each such person so as to promote the efficient exchange of information; and

m.	upon request, will review the Fund’s Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the SEC (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”) in order to confirm that, solely with respect to the disclosures solely about (x) the Sub-Adviser, (y) the manner in which the Sub-Adviser manages the Allocated Portion and (z) other information relating directly to the Sub-Adviser (in each case of the preceding clauses (x), (y) and (z), as previously approved in writing by the Sub-Adviser, the “Sub-Adviser Disclosure”), such Sub-Adviser Disclosure contains no untrue statements of material fact and does not omit any statement of material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

On occasions when the Sub-Adviser deems the purchase of a security to be in the best interest of the Fund as well as other entities or managed accounts advised or managed by the Sub-Adviser or any affiliate of the Sub-Adviser from time to time (collectively with the Fund, the “Audax Clients”) and when permitted by applicable law, allocation of the securities so purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser, in its sole discretion, considers to be fair and equitable, consistent with its obligations to the Fund and to the other Audax Clients over time and consistent with applicable law.  The Investment Manager and the Fund agree that the Sub-Adviser and its affiliates will give advice and take action in the performance of their duties with respect to any of the other Audax Clients that will differ from advice given, or the timing or nature of actions taken, with respect to the Fund.  The Investment Manager and the Fund also acknowledge that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.  Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to recommend for purchase for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any other Audax Client.

In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (a) the Fund’s Agreement and Declaration of Trust, By-Laws and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time, in the form previously provided to the Sub-Adviser (“Governing Documents”); (b) the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser; (c) the 1940 Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations and/or self-regulatory organization regulations applicable to the Fund and the Sub-Adviser, including, but not limited to, the Commodity Exchange Act, the rules of the National Futures Association, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended; (d) the Fund’s compliance manual and other policies and procedures adopted from time to time by the Board, in the form previously provided to the Sub-Adviser; and (e) written copies of other investment policies, guidelines and restrictions applicable to the Sub-Adviser’s management of the Allocated Portion provided to the Sub-Adviser by the Investment Manager or the Fund from time to time, which shall become effective at such time as agreed upon by the parties in writing. Subject to the foregoing, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets of the Allocated Portion. Without limiting the foregoing powers, the Sub-Adviser shall have all specific rights and power to do the following on behalf of the Allocated Portion, to the extent determined by the Sub-Adviser:

a.	acquire, hold, manage, vote, own and dispose of loans, equity securities and any other assets held by the Allocated Portion;

b.	review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements;

c.	provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Allocated Portion (including on creditors’ committees), vote with respect to investments and other assets of the Allocated Portion whether in person, by proxy, consent or otherwise, sell short investments and cover such sales;

d.	monitor, supervise and direct the investments of the Allocated Portion and dispose of them in such manner and at such times as the Sub-Adviser determines;

e.	initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets of the Allocated Portion, enforce the Fund’s rights or otherwise defend the interests of the Fund with respect to the Allocated Portion;

f.	cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;

g.	employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);

h.	take whatever steps are required by governmental authorities having jurisdiction over the Fund or its assets; and

i.	take such other actions as may be necessary or advisable in connection with the foregoing.

Without limiting the foregoing powers, the Sub-Adviser, by delegation from the Investment Manager, shall also have specific rights and power to do the following on behalf of the Fund, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures:

a.	obtain financing, borrow money, incur indebtedness, issue guarantees, mortgage, pledge, loan, impose liens upon and grant security interests in all or any part of the Fund’s assets; execute promissory notes, loan, pledge or security agreements, or other agreements, documents and instruments in connection therewith.

The Sub-Adviser’s relationship with the Fund is that of a statutory fiduciary under the Advisers Act. Without limitation on the preceding sentence, the Sub-Adviser acknowledges that, to the extent provided under applicable law (including Delaware law), it has certain fiduciary duties to the Fund under this Agreement, as such duties are modified by this Agreement (which modifications are intended to replace duties otherwise existing at law or in equity to the extent inconsistent therewith).

Notwithstanding anything to the contrary in this Agreement, it is hereby acknowledged and agreed that (a) the Sub-Adviser’s valuation procedures may be different from the valuation policies of the Fund’s pricing agent or similar party (b) the Fund’s valuation of the Allocated Portion may differ from the valuations of the Sub-Adviser for other Audax Clients and (c) the Sub-Adviser is not the pricing agent for the Fund or the Allocated Portion.

5.           PROXY VOTING.

The Investment Manager hereby delegates to the Sub-Adviser the Investment Manager’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund, provided however, that the Fund may request that the Sub-Adviser vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies, in the form previously provided to the Sub-Adviser. Absent specific instructions to the contrary provided to it by the Investment Manager or the Fund, and subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Investment Manager and the Fund.

The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC, as reasonably determined by the Sub-Adviser.

The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information reasonably required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Investment Manager or any authorized representative of the Investment Manager, or to the Fund on a quarterly basis (or more frequently, upon the reasonable request of the Investment Manager). The Sub-Adviser shall provide the Investment Manager and the Fund with reasonable information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion.

6.           NOTIFICATION.

The Sub-Adviser agrees that it will provide prompt notice to the Investment Manager and the Fund about developments relating to its duties as Sub-Adviser of which the Sub-Adviser has knowledge that would materially and adversely affect (i) the Fund or (ii) the ability of the Sub-Adviser to perform its obligations under this Agreement. Without limiting the foregoing, the Sub-Adviser agrees to provide the Investment Manager and the Fund with prompt written notification of:

a.	any transaction or other event that will result in an assignment of this Agreement within the meaning of the 1940 Act (and the Sub-Adviser shall use commercially reasonable efforts to provide such notification in a manner that allows the Fund to implement an interim agreement with the Sub-Adviser or take similar actions);

b.	the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise;

c.	any material change in the employment status of key investment management personnel involved in the management of the Fund which would result in changes to the Fund’s Prospectus and/or Statement of Additional Information;

d.	any material changes in the investment process used to manage the Fund which would result in changes to the Fund’s Prospectus and/or Statement of Additional Information;

e.	any modification or other amendment to the Sub-Adviser’s valuation procedures;

f.	any financial condition that will impair materially the Sub-Adviser’s ability to fulfill its obligations under this Agreement, including, without limitation, the bankruptcy or insolvency of the Sub-Adviser;

g.	any (i) felony conviction by the Sub-Adviser or Audax Management Company, LLC, or any of their respective senior management or key investment management personnel (as reasonably determined by the Sub-Adviser) and (ii) violation of applicable law not included in clause (i) above (including a U.S. federal or state securities law indictment or conviction) by the Sub-Adviser, an affiliate of the Sub-Adviser, or any of their respective directors, principals, partners, members, managers, officers, or key investment management personnel which would result in changes to the Fund’s Prospectus and/or Statement of Additional Information;

h.	any breach of this Agreement by the Sub-Adviser or Audax Management Company, LLC which will either (i) have a material adverse effect on the Fund or (ii) have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement; or

i.	any action, suit, or proceeding, at law or in equity, before or by any court, public board or government regulator, in which the Sub-Adviser, Audax Management Company, LLC and/or any key personnel of the Sub-Adviser are named parties if such lawsuit or legal proceeding (i) involves the affairs of the Fund (provided, however, that routine regulatory examinations shall not be required to be reported by this provision) or (ii) will have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement.

To the extent legally permitted, except to the extent the Sub-Adviser is advised by legal counsel with the requisite experience in the applicable area, the Sub-Adviser shall forward promptly, to the Investment Manager any correspondence (or portion of such correspondence) from the SEC or other regulatory authority that relates to the Fund.

The Investment Manager agrees that it will provide prompt notice to the Sub-Adviser about developments relating to the Fund of which Investment Manager has knowledge that would materially affect the Fund or the ability of the Investment Manager to perform its obligations under this Agreement or the Investment Management Agreement. Without limiting the foregoing, the Investment Manager agrees to provide the Sub-Adviser with prompt written notification of: (i) any breach of any material provision of this Agreement or the Investment Management Agreement by the Investment Manager, an affiliate of the Investment Manager, or any of their respective directors, principals, partners, members, managers, officers, or employees; (ii) the occurrence of any event that would disqualify the Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise; (iii) any action, suit, proceeding, or investigation, at law or in equity, before or by any court, public board or body in which the Investment Manager, any affiliate of the Investment Manager, and/or any key personnel of the Investment Manager are named parties if such lawsuit or legal proceeding (A) involves the affairs of the Fund (provided, however, that routine regulatory examinations shall not be required to be reported by this provision) or (B) is reasonably likely to have a material adverse effect on the Investment Manager’s ability to perform its obligations under this Agreement or the Investment Management Agreement; (iv) any imminent change in control (as such term is defined in the 1940 Act) of the Investment Manager; and (v) any imminent transaction or other event that could reasonably be expected to result in an assignment of this Agreement or the Investment Management Agreement within the meaning of the 1940 Act. The Investment Manager further agrees to notify the Sub-Adviser promptly if it becomes aware that any statement regarding the Investment Manager or the Fund contained in the Fund’s registration statement, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

7.           CONSULTATION WITH OTHER SUB-ADVISERS.

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the Fund Procedures, except that such consultations are permitted between the current and successor sub-investment advisers of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not transactions prohibited by Section 17(a) of the 1940 Act. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Allocated Portion.

8.           REPRESENTATIONS OF THE SUB-ADVISER.

The Sub-Adviser represents, warrants and agrees that:

a.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.	The Sub-Adviser (i) has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its affiliates are a party.

c.	Neither the Sub-Adviser nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Sub-Adviser (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and (ii) has met any and will seek to continue to meet for so long as this Agreement remains in effect, applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the services contemplated by this Agreement.

d.	The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations, except to the extent that any such violation or breach or would not have a material adverse effect on the Sub-Adviser’s ability to fulfill its duties under this Agreement.

e.	The Sub-Adviser shall procure and maintain insurance in amounts customarily required by other similarly situated sub-advisers, including but not limited to general commercial liability and errors & omissions insurance consistent with its current level of coverage. Any coverage may be provided by any combination of primary and excess insurance policies in the Sub-Adviser’s reasonable discretion.

f.	Except as otherwise specified herein, the Sub-Adviser will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Investment Manager.

9.           REPRESENTATIONS OF THE INVESTMENT MANAGER.

The Investment Manager represents, warrants and agrees that:

a.	The Investment Manager is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.	The Investment Manager (i) has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

c.	The Investment Manager has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

d.	Neither the Investment Manager nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Investment Manager (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and (ii) has met any and will seek to continue to meet for so long as this Agreement remains in effect, applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the services contemplated by this Agreement.

e.	The Investment Manager is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Investment Manager by applicable law and regulations, except to the extent that any such violation or breach or would not have a material adverse effect on the Investment Manager’s ability to fulfill its duties under this Agreement.

f.	The Investment Manager shall procure and maintain insurance in amounts customarily required by other similar situated investment managers, including but not limited to general commercial liability and errors & omissions insurance consistent with its current level of coverage. Any coverage may be provided by any combination of primary and excess insurance policies in the Investment Manager’s reasonable discretion.

g.	Except as otherwise specified herein, the Investment Manager will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Sub-Adviser.

10.         REPRESENTATIONS OF THE FUND.

The Fund represents, warrants and agrees that it (a) has all requisite power and authority to enter into and perform its obligations under this Agreement and (b) has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Fund or any of its affiliates are a party.

11.         EXPENSES.

The Sub-Adviser shall pay the expenses for all facilities (including office space used by the Sub-Adviser, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel (including employees that monitor and value the Allocated Portion) required for the Sub-Adviser to perform its duties under this Agreement (except as otherwise provided in this Section 11). In addition, with respect to the operation of the Fund, the Sub-Adviser shall pay (i) the reasonable costs of any special Board meeting or shareholder meeting specifically requested by, and convened for the primary benefit of, the Sub-Adviser or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Sub-Adviser, then the Sub-Adviser will be responsible for only its pro-rata share of such costs as determined in good faith by the Sub-Adviser and the Fund; (ii) the Sub-Adviser’s costs for the Sub-Adviser’s in-person attendance at one Fund Board meeting each year, the date of such Board meeting to be agreed to by the Investment Manager, the Sub-Adviser and the Fund; and (iii) subject to Section 14 (including the exculpation provisions therein), reasonable expenses incurred by the Fund in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Fund but resulting from the actions or omissions of the Sub-Adviser to which neither the Fund nor the Investment Manager is a party.

Except to the extent specified in this Agreement, the Sub-Adviser will not be responsible for any costs, expenses, liabilities or losses incurred by or on behalf of the Fund, including the fees paid to the Sub-Adviser as set forth below or to any other sub-adviser of the Fund and all fees and expenses incurred by the Fund in connection with its organization and the offering of the Fund’s shares, including fees and expenses in connection with seeking the Securities and Exchange Commission’s approval of any exemptive relief contemplated in connection with the establishment or operations of the Fund.

In addition, the Sub-Adviser shall not be responsible for, and the Fund shall pay (or cause the payment of), any costs, expenses, liabilities and obligations relating to the Fund’s operations, activities or investments, whether incurred directly or indirectly by or on behalf of the Fund by the Sub-Adviser, including the following : (x) reasonable research and due diligence expenses relating to the selection of investments (including expenses of news and quotation subscriptions, market or industry research, consultants or experts related to the Allocated Portion); (xi) reasonable legal, consulting, reporting (including securities filings related to the Fund), custodial, and accounting expenses (including any fees payable to third parties, including third party administrators, for the monitoring, valuation or confirmation of assets), (xii) reasonable expenses associated with the identification, investigation, acquisition, holding and disposition of the Allocated Portion’s assets; (xiii) software and systems expenses incurred in relation to entering into, the reviewing, reporting, monitoring or administration of the investments (including expenses of engaging third party valuation consultants and agents and expenses of loan administration with non-affiliates) or other matters (including online systems used to obtain pricing and trading information and systems used by the Sub-Adviser for the allocation of investments); (xiv) reasonable expenses attributable to investment transactions that are not consummated; (xv) other investment-related expenses, such as, brokerage commissions, custody fees, interest, administrative, servicing and other similar fees and expenses, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments or any expenses relating to leverage or indebtedness of the Allocated Portion (including any interest thereon) including investment-related software and databases relating thereto; (xvi) litigation costs and expenses, judgments and settlements directly related to the preservation of the value of the investment; (xvii) all taxes, fees or other governmental charges required to be paid or withheld with respect to assets of the Allocated Portion; (xviii) expenses incurred by the Sub-Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit relating to the Fund; (xix) extraordinary expenses such as fees or expenses incurred in litigation; (xx) ad hoc expenses directly related to the Allocated Portion incurred at the specific request of the Investment Manager or Board of Trustees, and (xxi) management fees (as set forth in Section 12).

Subject to Section 14 (including the exculpation provisions therein), the Fund shall pay reasonable expenses incurred by the Sub-Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Sub-Adviser but resulting from the actions or omissions of the Fund or the Investment Manager, to which the Sub-Adviser is not a party.

The Fund shall pay all costs, fees and expenses incurred on behalf of the Fund in connection with the termination of this Agreement, including any related legal and accounting fees and expenses.

12.         COMPENSATION OF THE SUB-ADVISER.

For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Sub-Adviser compensation, on an annual basis, equal the sum of (i) 0.95 percent (0.95%) on the value of the Allocated Portion’s average daily assets for the first fifty million dollars ($50,000,000), (ii) 0.85 percent (0.85%) on the value of the Allocated Portion’s average daily assets that exceeds fifty million dollars ($50,000,000) up to one hundred million dollars ($100,000,000), and (iii) 0.65 percent (0.65%) on the value of the Allocated Portion’s average daily assets that exceeds one hundred million dollars ($100,000,000), accrued daily and payable monthly in arrears by the 10th business day of the succeeding month. In the case of a partial month, compensation will be based on the number of days during the month in which the Sub-Adviser provided services to the Fund. The Sub-Adviser may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Adviser hereunder or to continue future payments. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the assets of the Allocated Portion equals zero.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

13.         STATUS OF SUB-ADVISER.

The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

14.         LIMITATION OF LIABILITY AND INDEMNIFICATION OF SUB-ADVISER.

Subject to the terms of this Agreement, including this Section 14, the Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) only of the Sub-Adviser Disclosure approved by the Sub-Adviser.

In the absence of willful misfeasance, gross negligence, or reckless disregard of its obligations to the Fund, the Sub-Adviser and any partner, member, manager, director, officer and employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors and other legal representatives shall not be subject to liability to the Fund, the Investment Manager or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) that may be sustained in connection with the Fund, the Investment Manager (solely with respect to its role as investment adviser to the Fund) or their respective activities (in the case of the Investment Manager, solely with respect to its activities related to its role as investment adviser to the Fund), including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser or any affiliate of the Sub-Adviser or by the Investment Manager or any other sub-adviser of the Fund, except as provided under provisions of applicable state law or federal securities law, to the extent such provisions cannot be waived or modified hereby.

The Sub-Adviser shall indemnify, to the fullest extent permitted by law, the Fund, the Investment Manager, and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liabilities to which the person may be liable that (i) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in any Sub-Adviser Disclosure or the omission or alleged omission from a Sub-Adviser Disclosure of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) results from the Sub-Adviser’s willful misfeasance, gross negligence, or reckless disregard of the Sub-Adviser’s obligations to the Fund. The rights of indemnification provided under this Section 14 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 14 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

In the absence of its own willful misfeasance, gross negligence, or reckless disregard of the obligations hereunder on the part of the Investment Manager or the Fund, as applicable, the Investment Manager, the Fund, and their respective partners, members, managers, directors, officers and employees, and their respective affiliates, executors, heirs, assigns, successors and other legal representatives shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any Liability that may be sustained in connection with the Fund, the Investment Manager (solely with respect to its role as investment adviser to the Fund) or their respective activities (in the case of the Investment Manager, solely with respect to its activities related to its role as investment adviser to the Fund), including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser or any affiliate of the Sub-Adviser or by the Investment Manager or any other sub-adviser of the Fund, except as provided under provisions of applicable state law or federal securities law to the extent such provisions cannot be waived or modified hereby.

The Investment Manager shall indemnify, to the fullest extent permitted by law, the Sub-Adviser, or any partner, member, manager, officer or employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any Liability to which the person may be liable that arises or results from this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence, or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section 14 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 14 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement. Subject to its fiduciary duties to the Fund, the Investment Manager shall use its best efforts to pursue any indemnity claims against the Fund that the Investment Manager has (and any applicable insurance provided by the Fund and Investment Manager) in connection with the payment of the foregoing indemnification.

The Investment Manager and the Fund hereby agree that the Sub-Adviser has not made any representation or warranty that any level of investment performance or level of investment results will be achieved or that the Sub-Adviser’s management of the Allocated Portion will be successful. The Investment Manager and the Fund acknowledge that the Sub-Adviser may make investments on behalf of the Fund that may involve a high degree of risk, including those risks set forth in Part 2 of the Sub-Adviser’s Form ADV applicable to the investments permitted to be made by the Sub-Adviser on behalf of the Fund, and there is no assurance as to the performance of, or rate of return on, any such investment, and the Fund may lose all of the assets of the Allocated Portion.

15.         PERMISSIBLE INTERESTS.

Trustees, agents, and interest holders of the Fund are or may be interested in the Sub-Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Sub-Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

16.         BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records in the event of termination of this Agreement or upon the Fund’s or the Investment Manager’s request, provided, however, that the Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws or internal documentation retention requirements and further provided, that subject to the express provisions regarding confidentiality and the use of the Allocated Portion’s track record contained herein, the Investment Manager and the Fund grant the Sub-Adviser a perpetual, worldwide, irrevocable, nonexclusive license to use such records with respect to the Allocated Portion. Notwithstanding anything in this Agreement to the contrary, nothing herein requires the Sub-Adviser or its representatives to erase any records that are in an archived computer backup system in accordance with its or their respective security and/or disaster recovery procedures. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Sub-Adviser to supply to the Investment Manager, the Fund, or its Board the information required to be supplied under this Agreement.

17.         CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Sub-Adviser agrees to use its reasonable best efforts to assist the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Fund of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

18.         COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

19.         NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.

Subject to the terms of this Agreement, the Sub-Adviser hereto agrees (a) to treat confidentially and as proprietary information of the Fund (i) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (ii) any “Non-public Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Sub-Adviser.

Each party to this Agreement shall keep confidential all Confidential Information (defined below) concerning the other parties and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing parties have authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state laws, regulations, or regulatory authorities. A receiving party may disclose or disseminate the disclosing party’s Confidential Information to its officers, directors, manager, affiliates, consultants, accountants, attorneys, partners, members, employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to each other party’s Confidential Information. In addition, each party shall promptly notify the other parties in writing upon learning of any unauthorized disclosure or use of another party’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing, orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information that was (a) rightfully acquired by such receiving party from third parties whom such receiving party reasonably believes are not under an obligation of confidentiality to the other party to which the Confidential Information relates; (b) placed in public domain prior to or after the date of this Agreement without a violation of this Agreement by such receiving party or its affiliates; or (c) independently developed by such receiving party without reference or reliance upon the nonpublic information. In addition, with respect to the Sub-Adviser and the Investment Manager only, “Confidential Information” shall not include any information that had been or will be provided by the Sub-Adviser or its affiliates to the Investment Manager that is not specifically related to the purpose of this Agreement or the Fund, including without limitation, any information provided in connection with the Sub-Adviser’s or its affiliates’ other funds, accounts or products.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there may be no adequate remedy at law for any breach of its obligations under this Section 19, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to seek appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Section 19 shall survive any termination of this Agreement.

Notwithstanding anything else to the contrary herein, the Sub-Adviser shall retain a non-exclusive right to use the investment performance and track record of the Allocated Portion (including in marketing materials) without restriction as to confidentiality, provided that the name of the Fund is not specifically identified without the prior written approval of the Investment Manager and the Fund.

20.         DURATION OF AGREEMENT.

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved:  (a) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

21.         TERMINATION OF AGREEMENT.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Investment Manager and the Sub-Adviser, or by the Investment Manager or the Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party.  This Agreement will automatically terminate, without the payment of any penalty, (a) in the event of its assignment (as defined in the 1940 Act), or (b) in the event the Investment Management Agreement between the Investment Manager and the Fund is assigned (as defined in the 1940 Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. In the event of a termination, the Sub-Adviser shall use commercially reasonable efforts to cooperate in the orderly transfer of the Fund’s affairs.

In addition to any other provisions of this Agreement which survive pursuant to the terms thereof, the following sections of this Agreement will survive any termination of this Agreement: 11, 12 (to the extent set forth in the last sentence of 12 only), 13 through 15 (inclusive) and 22 through 30 (inclusive).

22.         ASSIGNMENT.

Any assignment (as that term is defined in the 1940 Act) of this Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 21 hereof.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

23.         NOTICE.

Any notice required or permitted to be given by any party to another shall be deemed sufficient if given in person or sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Cliffwater LLC

Attn: Stephen Nesbitt

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Facsimile: (310) 448-5001

Telephone: (310) 448-5000

If to the Sub-Adviser:

Audax Management Company (NY), LLC

Attn: General Counsel

101 Huntington Avenue, 24th Floor

Boston, MA 02199

Facsimile: (617) 859-1600

Telephone: (617) 859-1500

If to the Fund:

Cliffwater Corporate Lending Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

24.         SEVERABILITY AND ENTIRE AGREEMENT.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

25.         GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

26.         AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

27.         COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

28.         HEADINGS.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

29.         INTERPRETATION.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

30.         NO THIRD PARTY BENEFICIARIES.

The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

Cliffwater Llc

By:	/s/ Stephen Nesbitt
Title:	CEO

Audax Management Company (NY), LLC

By:	/s/ Byron Pavano
Title:	Authorized Person

CLIFFWATER CORPORATE LENDING FUND

By:	/s/ Lance Johnson
Title:	Treasurer